Exhibit 99.1
NEWS RELEASE
For Immediate Release
TUFCO TECHNOLOGIES, INC. ANNOUNCES
FISCAL YEAR 2008 FIRST QUARTER RESULTS ;
ANNOUNCES 100,000 SHARE BUYBACK PROGRAM
GREEN BAY, WI (February 14, 2008)—Tufco Technologies, Inc. (NASDAQ: TFCO), the largest provider of branded contract wet and dry wipes converting in North America and a leader in specialty printing services and business imaging products, today announced that fiscal year 2008 first quarter sales were $24,818,000, down 8% from fiscal year 2007 first quarter sales. Net income per diluted share for the 2008 first quarter was $0.01 per share compared to $0.03 net income per diluted share for the first quarter of 2007.
In commenting on the results, Louis LeCalsey, Tufco’s President and CEO said, “As we earlier indicated, we expected the first quarter to be soft, consistent with the general economy. However, our efforts during 2007 to reduce waste and labor and improve operating efficiencies somewhat mitigated the earnings impact of the lower revenues”.
“We are seeing meaningful improvement in demand for our existing products and we continue to focus on increasing sales volume while pursuing further waste reductions and operating efficiency improvements”, he added.
Also, today the Company’s Board of Directors approved a program for open market stock repurchases through December 31, 2008 for up to 100,000 shares of its stock at prevailing market prices after concluding that the cash and debt position would enable these purchases without impairment to the Company’s capital. The timing and amount of purchases will be based upon market conditions, applicable securities law limitations and other factors. The stock buy-back program may be modified, suspended, extended or discontinued at any time without prior notice. Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in

Wisconsin and North Carolina.
Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.
This press release, including the discussion of the Company’s fiscal 2008 results in comparison to fiscal 2007 contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as changes in customer demand for its products, cancellation of production agreements by significant customers including two Contract Manufacturing customers it depends upon for a significant portion of its business, material increases in the cost of base paper stock, competition in the Company’s product areas, an inability of management to successfully reduce operating expenses including labor and waste costs in relation to net sales without damaging the long-term direction of the Company, the Company’s ability to increase sales and earnings as a result of new projects, the Company’s ability to successfully install new equipment on a timely basis, the Company’s ability to produce new products, the Company’s ability to continue to improve profitability, the Company’s ability to successfully attract new customers, the effects of the economy in general and the Company’s ability to improve the run rates for its products. Therefore, the financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO
Tufco Technologies, Inc.
P. O. Box 23500
Green Bay, WI 54305-3500
(920) 336-0054
(920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC.
Condensed Balance Sheets
(Amounts in 000’s)

	December 31,	September 30,
	2007	2007
ASSETS

Cash & Cash Equivalents	$7	$6
Accounts Receivable — Net	11,646	15,302
Inventories	17,510	16,355
Other Current Assets	1,662	1,369

Total Current Assets	30,825	33,032

Property, Plant and Equipment — Net	18,744	19,002
Goodwill — Net	7,212	7,212
Other Assets	127	127

Total	$56,908	$59,373

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts Payable	$9,508	$11,707
Accrued Liabilities	657	513
Income Taxes Payable	—	107
Other Current Liabilities	687	717

Total Current Liabilities	10,852	13,044

Long-Term Debt	5,871	6,192
Deferred Income Taxes	2,533	2,537

Common Stock and Paid-in Capital	25,364	25,351
Retained Earnings	13,430	13,391
Treasury Stock	(1,142)	(1,142)

Total Stockholders’ Equity	37,652	37,600

Total	$56,908	$59,373

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(Amounts in 000’s except share and per share data)

	Three Months Ended
	December 31,
	2007	2006
Net Sales	$24,818	$27,017

Cost of Sales	23,713	25,725

Gross Profit	1,105	1,292

SG&A Expense	970	1,001
(Gain) Loss on Asset Sales	—	—

Operating Income	135	291

Interest Expense (Income)	87	91
Interest Income and Other (Income) Expense	(18)	(16)

Income Before Income Tax	66	216

Income Tax Expense	26	84

Net Income	$40	$132

Net Income Per Share:
Basic	$0.01	$0.03
Diluted	$0.01	$0.03

Weighted Average Common Shares Outstanding:
Basic	4,535,644	4,535,244
Diluted	4,552,607	4,552,786